Filed pursuant to Rule 424(b)(3) Registration Statement on Form F-6 Registration No. 333-147373

[FORM OF] AMERICAN DEPOSITARY RECEIPT

FOR

AMERICAN DEPOSITARY SHARES

FOR COMMON STOCK OF

HITACHI, LTD.

(KABUSHIKI KAISHA HITACHI SEISAKUSHO)

(Incorporated under the Laws of Japan)

No.………………………………..	American Depositary Shares (Each such ADS representing 2 shares of Common Stock, without par value, of Hitachi, Ltd. (Kabushiki Kaisha Hitachi Seisakusho))

(1)               CITIBANK, N.A., a national banking association incorporated and existing under the laws of the United States of America, presently having its principal office at 388 Greenwich Street, New York, New York 10013, as Depositary (herein called the Depositary), hereby certifies that

is the owner of                                     American Depositary Shares, representing shares in registered form of the Common Stock, without par value (herein called Stock), of Hitachi, Ltd. (Kabushiki Kaisha Hitachi Seisakusho), incorporated under the laws of Japan (herein called Hitachi). Each such American Depositary Share represents 2 shares of Stock and any and all other securities, property and cash received by the Depositary or the Custodian in respect of such Stock and held under the Deposit Agreement (herein collectively called Deposited Securities). The Deposited Securities are deposited at the designated office in Tokyo, Japan, of Mizuho Corporate Bank, Ltd. (herein called the Custodian), as agent of the Depositary. All capitalized terms used herein which are not otherwise defined herein shall have the meanings ascribed thereto in the Deposit Agreement. The Depositary has made arrangements for the acceptance of the ADSs into DTC. Each beneficial owner of ADSs held through DTC must rely on the procedures of DTC and the DTC Participants to exercise and be entitled to any rights attributable to such ADSs.

(2)               The Deposit Agreement. This American Depositary Receipt is one of a continuing issue provided by Hitachi (such issue of American Depositary Receipts being herein called the Receipts), all evidencing rights of similar tenor with respect to Stock deposited under, and all issued and to be issued upon the terms and conditions set forth in the Third Amended and Restated Deposit Agreement, dated as of May 11, 2012, and amended by Letter Agreement, dated as of August 27, 2018 (herein called the Deposit Agreement), by and among Hitachi, the Depositary and all holders and beneficial owners from time to time of ADSs issued thereunder, each of whom by accepting an ADS agrees to become a party thereto and becomes bound by all the terms and provisions thereof. The Deposit Agreement sets forth the rights of holders of ADSs and the rights and duties of the Depositary in respect of the Stock and Deposited Securities. Copies of the Deposit Agreement are on file at the principal office of the Depositary, the designated office of the Custodian in Tokyo, Japan and the office of each Depositary's Agent. The statements made on the face and the reverse of this Receipt are summaries of certain provisions of the Deposit Agreement and are subject to the detailed provisions of the Deposit Agreement, to which reference is hereby made.

(3)               Withdrawal of Deposited Securities. Upon surrender at the principal office of the Depositary, currently located at 388 Greenwich Street, New York, New York 10013, of the payment of the fee of the Depositary as provided in the Charges of the Depositary set forth in Exhibit B to the Deposit Agreement, and subject to the terms and conditions of the Deposit Agreement, the holder hereof is entitled to delivery to him or upon his order of the amount of the Stock and any other Deposited Securities at the time represented by this Receipt. Upon surrender of this Receipt or any Receipts by a holder thereof to the Depositary, as a result of, and to the extent required by, the operation of applicable provisions of the Japanese Companies Act, the Depositary will effect the delivery to such holder of only that portion of Stock (and any other Deposited Securities relating to such Stock) comprising a Unit (as said term shall be defined in accordance with the terms of the Deposit Agreement) or an integral multiple thereof (the “deliverable portion” of such Receipt or Receipts). The Depositary will promptly advise such holder as to the amount of Stock and Deposited Securities, if any, represented by the non-deliverable portion of such Receipt or Receipts and shall deliver to such holder a new Receipt evidencing such non-deliverable portion. In addition, the Depositary shall notify such holder of the additional amount of American Depositary Shares which such holder would be required to surrender in order for the Depositary to effect delivery of all the Stock and Deposited Securities represented by the American Depositary Shares of such holder. Delivery of such Stock or other Deposited Securities may be made by the delivery of certificates registered in the name of the holder hereof or as ordered by him, or by the delivery of certificates properly endorsed or accompanied by proper instruments of transfer. Such delivery shall be made without unreasonable delay and, at the option of the holder hereof, either at the designated office of the Custodian in Tokyo, Japan or at the principal office of the Depositary, provided that the forwarding of Stock certificates or other Deposited Securities for such delivery in The City of New York shall be at the risk and expense of the holder hereof.

(4)               Transfers, Split-ups, Combinations of Receipts. This Receipt is transferable on the books of the Depositary by the holder hereof in person or by duly authorized attorney, upon surrender of this Receipt properly endorsed or accompanied by proper instruments of transfer. This Receipt may be split into other Receipts or may be combined with other Receipts into one Receipt, representing the same aggregate number of American Depositary Shares as the Receipt or Receipts surrendered.

(5)               Conditions to Execution and Delivery, Transfer, etc. of Receipts or Distribution or Sale of Dividends or Rights. As a condition precedent to the execution and delivery, transfer, split-up, combination or surrender of any Receipt, the Depositary or the Custodian may require payment of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer registration fee with respect thereto (including any such tax, charge or fee with respect to Stock or other securities being deposited or withdrawn) and payment of any applicable fees as provided in paragraph (10) of this Receipt, may require the production of proof satisfactory to it as to the identity and genuineness of any signature and may also require compliance with such regulations, if any, as the Depositary may establish consistent with the provisions of the Deposit Agreement. Any person presenting Stock for deposit or any holder of a Receipt may be required from time to time to file such proof of citizenship or residence or other matters or other information, and to execute such certificates and to make such representations and warranties as the Depositary may deem necessary or proper. The Depositary may withhold the delivery or transfer of any Receipt or the distribution or sale of any dividend or other distribution or rights or of the proceeds thereof or the delivery of any Deposited Securities until such proof or other information is filed or such certificates are executed or such representations and warranties are made.

(6)               Suspension of Delivery, Transfer, etc. The delivery of Receipts against deposits of Stock generally may be suspended, or the delivery of Receipts against the deposit of particular Stock may be withheld, or the transfer of Receipts in particular instances may be refused, or the transfer or surrender of outstanding Receipts generally may be suspended, during any period when the transfer book of the Depositary is closed, or if any such action is deemed necessary or advisable by the Depositary, any of the Depositary's Agents or Hitachi at any time or from time to time because of any requirement of law or of any government or governmental body or commission, or under any provision of the Deposit Agreement, or, except in the case of surrender of outstanding Receipts, for any other reason. Without limitation of the foregoing, the Depositary will not knowingly accept for deposit under the Deposit Agreement or for distribution to the holders of Receipts, any Stock or other securities required to be registered under the provisions of the Securities Act of 1933, unless a registration statement is in effect as to such securities nor will the Depositary issue any Receipts unless a registration statement is in effect as to such Receipts.

(7)               Liability of Holder for Taxes. Any tax or other governmental charge payable with respect to any Deposited Securities represented hereby shall be payable by the holder hereof to the Depositary. The Depositary may refuse to effect any transfer of this Receipt, or any withdrawal of Deposited Securities represented hereby, until such payment is made, and may withhold any dividends or other distributions, or may sell for the account of the holder hereof (after attempting by reasonable means to notify the holder prior to such sale) any part or all of the Deposited Securities represented hereby, and may apply such dividends or other distributions or the proceeds of any such sale in payment of such tax or other governmental charge, the record holder hereof remaining liable for any deficiency.

(8)               Warranties as to Stock, etc. Each person depositing Stocks under the Deposit Agreement shall be deemed thereby to represent and warrant that (i) such Stocks and the certificates therefor are duly authorized, validly issued, fully paid, non-assessable and legally obtained by such person, (ii) all preemptive (and similar) rights, if any, with respect to such Stocks have been validly waived or exercised, (iii) the person making such deposit is duly authorized so to do, (iv) the Stocks presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and (v) the Stocks presented for deposit are not, and the ADSs issuable upon such deposit will not be, Restricted Securities (except as contemplated in Section 2.11 of the Deposit Agreement), and (vi) the Stocks presented for deposit have not been stripped of any rights or entitlements. Such representations and warranties shall survive the deposit and withdrawal of Stocks, the issuance and cancellation of ADSs in respect thereof and the transfer of such ADSs. If any such representations or warranties are false in any way, Hitachi and the Depositary shall be authorized, at the cost and expense of the person depositing Stocks, to take any and all actions necessary to correct the consequences thereof.

(9)               Amendment of Deposit Agreement. The form of the Receipts and any provisions of the Deposit Agreement may at any time and from time to time be amended by agreement between Hitachi and the Depositary in any respect which they may deem necessary or desirable. Any amendment which shall impose any fees or charges or have the effect of increasing any fees or charges other than as provided in paragraph (10) of this Receipt and in Exhibit B of the Deposit Agreement or which shall otherwise prejudice any substantial existing right of holders of ADSs shall not become effective as to outstanding ADSs until the expiration of thirty (30) days after notice of such amendment shall have been given to the holders of outstanding ADSs. Every holder of an outstanding ADS at the time any such amendment so becomes effective shall be deemed, by continuing to hold such ADS, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. In no event shall any amendment impair the right of the holder hereof to surrender this Receipt and receive therefor the Deposited Securities represented hereby.

(10)           Charges of Depositary. The Depositary shall charge the following fees:

(i)       Issuance Fee: to any person depositing Stocks or to whom ADSs are issued upon the deposit of Stocks, a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) so issued under the terms of the Deposit Agreement (excluding issuances as a result of distributions described in paragraph (iv) below);

(ii)       Cancellation Fee: to any person surrendering ADSs for cancellation and withdrawal of Deposited Securities or person to whom Deposited Securities are delivered, a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) surrendered;

(iii)       Cash Distribution Fee: to any Holder of ADS(s), a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) held for the distribution of cash dividends or other cash distributions (i.e., sale of rights and other entitlements);

(iv)       Stock Distribution/Rights Exercise Fee: to any Holder of ADS(s), a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) held for (a) the distribution of stock dividends or other free stock distributions or (b) the exercise of rights to purchase additional ADSs;

(v)       Other Distribution Fee: to any Holder of ADS(s), a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) held for the distribution of securities other than ADSs or rights to purchase additional ADSs; and

(vi)       Depositary Services Fee: to any Holder of ADS(s), a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) held on the applicable record date(s) established by the Depositary.

In addition, Holders, Beneficial Owners, persons depositing Stocks and persons surrendering ADSs for cancellation and for the purpose of withdrawing Deposited Securities shall be responsible for the following charges:

(a)	taxes (including applicable interest and penalties) and other governmental charges;

(b)	such registration fees as may from time to time be in effect for the registration of Stocks or other Deposited Securities on the share register and applicable to transfers of Stocks or other Deposited Securities to or from the name of the Custodian, the Depositary or any nominees upon the making of deposits and withdrawals, respectively;

(c)	such cable, telex and facsimile transmission and delivery expenses as are expressly provided in the Deposit Agreement to be at the expense of the person depositing or withdrawing Stocks or Holders and Beneficial Owners of ADSs;

(d)	the expenses and charges incurred by the Depositary in the conversion of foreign currency;

(e)	such fees and expenses as are incurred by the Depositary in connection with compliance with exchange control regulations and other regulatory requirements applicable to Stocks, Deposited Securities, ADSs and ADRs; and

(f)	the fees and expenses incurred by the Depositary, the Custodian, or any nominee in connection with the servicing or delivery of Deposited Securities.

All fees and charges may, at any time and from time to time, be changed by agreement between the Depositary and Hitachi but, in the case of fees and charges payable by Holders or Beneficial Owners, only in the manner contemplated by paragraph (9) of this ADR and as contemplated in the Deposit Agreement. The Depositary shall provide, without charge, a copy of its latest fee schedule to anyone upon request.

Depositary Fees payable upon (i) deposit of Stocks against issuance of ADSs and (ii) surrender of ADSs for cancellation and withdrawal of Deposited Securities will be charged by the Depositary to the person to whom the ADSs so issued are delivered (in the case of ADS issuances) and to the person who delivers the ADSs for cancellation to the Depositary (in the case of ADS cancellations). In the case of ADSs issued by the Depositary into DTC or presented to the Depositary via DTC, the ADS issuance and cancellation fees will be payable to the Depositary by the DTC Participant(s) receiving the ADSs from the Depositary or the DTC Participant(s) surrendering the ADSs to the Depositary for cancellation, as the case may be, on behalf of the Beneficial Owner(s) and will be charged by the DTC Participant(s) to the account(s) of the applicable Beneficial Owner(s) in accordance with the procedures and practices of the DTC participant(s) as in effect at the time. Depositary fees in respect of distributions and the Depositary services fee are payable to the Depositary by Holders as of the applicable ADS record date established by the Depositary. In the case of distributions of cash, the amount of the applicable Depositary fees is deducted by the Depositary from the funds being distributed. In the case of distributions other than cash and the Depositary service fee, the Depositary will invoice the applicable Holders as of the ADS record date established by the Depositary. For ADSs held through DTC, the Depositary fees and the Depositary service fee are charged by the Depositary to the DTC Participants in accordance with the procedures and practices prescribed by DTC from time to time and the DTC Participants in turn charge the amount of such fees to the Beneficial Owners for whom they hold ADSs.

The Depositary may remit to Hitachi all or a portion of the Depositary fees charged for the reimbursement of, and/or reimburse Hitachi for, certain expenses incurred by Hitachi in respect of the ADR program established pursuant to the Deposit Agreement upon such terms and conditions as Hitachi and the Depositary may agree from time to time. Hitachi shall pay to the Depositary such fees and charges and reimburse the Depositary for such out-of-pocket expenses as the Depositary and Hitachi may agree from time to time. Responsibility for payment of such charges and reimbursements may from time to time be changed by agreement between Hitachi and the Depositary. Unless otherwise agreed, the Depositary shall present to Hitachi its statement for such expenses and fees or charges once each month. The charges and expenses of the Custodian are for the sole account of the Depositary.

The right of the Depositary to receive payment of fees, charges and expenses as provided above shall survive the termination of the Deposit Agreement. As to any Depositary, upon the resignation or removal of such Depositary as described in Section 5.04 of the Deposit Agreement, such right shall extend for those fees, charges and expenses incurred prior to the effectiveness of such resignation or removal.

(11)           Title to Receipts. It is a condition of this Receipt, and every successive holder hereof by accepting or holding the same consents and agrees, that title to this Receipt (and to each certificated ADSs evidenced hereby), when properly endorsed or accompanied by proper instruments of transfer, is transferable by delivery hereof with the same effect as in the case of a certificated security under the laws of the State of New York, provided, however, that until this Receipt shall be transferred on the books of the Depositary as provided in the Deposit Agreement, the Depositary, notwithstanding any notice to the contrary, may treat the record holder hereof for the time being as the absolute owner hereof (notwithstanding any notation of ownership or other writing hereon made by anyone) for the purpose of determining the person entitled to distribution of dividends or other distributions or to any notice provided for in the Deposit Agreement, and for all other purposes.

(12)           Dividends and Distributions. Whenever the Depositary shall receive any cash dividend, other cash distribution on the Deposited Securities, or the proceeds from the sale of any securities or property received hereunder, the Depositary shall, subject to the provisions of Section 4.05 of the Deposit Agreement and subject to Depositary fees and the applicable taxes, convert such dividend or distribution into dollars and shall distribute the amount thus received to the Holders of ADSs entitled thereto, in proportion to the number of American Depositary Shares held by them respectively, provided, however, that in the event that any of the deposited Stock is not entitled, by reason of its date of issuance or otherwise, to receive the full amount of such cash distribution, the Depositary shall make an appropriate adjustment in the amount distributed to the Holders of the ADSs issued in respect of such Stock, and provided further, that in case Hitachi or the Depositary shall be required to withhold and does withhold from any cash dividend or other cash distribution in respect of any Deposited Securities an amount on account of taxes, the amount distributed on the ADSs issued in respect of such Deposited Securities shall be reduced accordingly. The Depositary shall distribute only such amount, however, as can be distributed without attributing to any Holders of ADSs a fraction of one cent, and any balance not so distributable shall be held by the Depositary (without liability for interest thereon) and shall be added to and become part of the next sum received by the Depositary for distribution to Holders of Receipts then outstanding. Whenever the Depositary shall receive any distribution other than cash, Stock or rights to subscribe for additional Stock upon the Deposited Securities, the Depositary shall cause the securities or property received by it to be distributed to the Holders of ADSs entitled thereto, in proportion to the number of American Depositary Shares held by them respectively, in any manner that the Depositary may deem practicable for accomplishing such distribution. If in the opinion of the Depositary such proportionate distribution cannot be made among the Holders of ADSs entitled thereto, or if for any other reason (including any requirement that Hitachi or the Depositary withhold an amount on account of taxes) the Depositary deems such distribution not to be practicable as a whole or in part, the Depositary may adopt such method as it may deem practicable for the purpose of effecting such distribution, including the sale (at public or private sale) of the securities or property thus received, or any part thereof. The net proceeds of any such sale, reduced by any amount withheld on account of taxes with respect to such distribution, shall be distributed by the Depositary to the Holders of ADSs entitled thereto as in the case of a distribution received in cash. If any distribution consists of a Stock split or free allotment of Stock, the Depositary shall distribute to the Holders of ADSs entitled thereto, in proportion to the number of American Depositary Shares held by them respectively, additional number of American Depositary Shares representing the amount of Stock or other securities received as such distribution. In lieu of delivering fractional ADSs in any such case, the Depositary may, in its discretion, sell the amount of Stock or other securities constituting the aggregate of such fractions (or ADSs representing such aggregate) and distribute the net proceeds of such sale, all in the manner and subject to the conditions described in Section 4.02 of the Deposit Agreement.

(13)           Rights. Whenever Hitachi shall offer or allocate, or cause to be offered or allocated, to the holders of any Deposited Securities in whose name such securities are recorded on the transfer books of Hitachi any rights to subscribe for additional Stock, including Stock acquisition rights, Hitachi shall notify the Depositary whether or not it wishes such rights to be made available to Holders of ADSs. If Hitachi desires such rights be made available to the Holders of ADSs, the Depositary shall make them available to Holders of ADSs in such manner as the Depositary may determine, either by the issue to the Holders entitled thereto of warrants representing such rights or by such other method as may be approved by the Depositary in its discretion; provided, however, that if at the time of issue of any rights the Depositary determines that it is not lawful or not practicable to make such rights available to Holders of ADSs by the issue of warrants or otherwise, Hitachi notifies the Depositary it does not wish such rights to be made available to holders of ADSs, or if instructed by Holders of ADSs that such holders do not desire to exercise such rights, the Depositary may either (a) allow such rights to lapse or (b) sell such rights in its discretion at public or private sale, at such place or places and upon such terms as it may deem practicable and the net proceeds of any such sale shall be distributed by the Depositary to the Holders of ADSs entitled thereto as in the case of a distribution received in cash. If Hitachi notifies the Depositary that it desires any such rights to made available to Holders of ADSs and registration under the Securities Act of 1933 of the securities to which any rights relate may be required in order for Hitachi to offer such rights to Holders of ADSs and sell the securities represented by such rights, Hitachi agrees with the Depositary that it will either (i) file promptly a registration statement pursuant to the Securities Act of 1933 with respect to such rights and securities and use its best efforts and take all steps available to it to cause such registration statement to become effective at least 21 days before such rights shall expire or (ii) provide to the Depositary an opinion of counsel on which the Depositary may rely that distribution of rights and securities are exempt from, or do not require registration under the provisions of the Securities Act of 1933. In no event shall the Depositary make available to the Holders of ADSs any right to subscribe for or to purchase any securities unless and until such a registration statement is in effect, or unless the offering and sale of such securities to the Holders of such ADSs are in the opinion of counsel for the Depositary exempt from registration under the provisions of the Securities Act of 1933.

(14)           Record Dates. Whenever any cash dividend or other cash distribution shall become payable or any distribution other than cash shall be made, or whenever rights shall be issued, with respect to the Deposited Securities, or whenever the Depositary shall receive notice of any meeting of holders of Stock or other Deposited Securities, or whenever the Depositary shall find it necessary or convenient in connection with the giving of notice, solicitation of consent or any other matter, the Depositary, subject to the terms of the Deposit Agreement, shall fix a record date, which shall be the same as, or as close as practicable to the corresponding record date for the Deposited Securities, for the determination of the Holders of ADSs who shall be entitled to receive such dividend, distribution or rights, or the net proceeds of the sale thereof, or to give instructions for the exercise of voting rights at any such meeting.

(15)           Voting Deposited Securities. Upon receipt of timely notice of any meeting of holders of Stock or other Deposited Securities, the Depositary shall, as soon as practicable thereafter and provided not prohibited by law, provide to the Holders of ADSs a notice which shall contain (a) such information as is contained in such notice of meeting, and (b) a statement that the Holders of ADSs at the close of business on a specified record date will be entitled, subject to any applicable provisions of law and of the Articles of Incorporation of Hitachi, to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of Stock or other Deposited Securities represented by their respective ADSs, and a brief statement as to the manner in which such instructions may be given, including an express indication that instructions may be given to the Depositary to give a discretionary proxy to a person designated by Hitachi. Upon the written request of a Holder of ADSs on such record date received on or before the date established by the Depositary for such purpose, the Depositary shall endeavor insofar as practicable to vote or cause to be voted the amount of Stock or other Deposited Securities represented by such ADSs in accordance with the instructions set forth in such request. If the Depositary does not receive instructions from a Holder on or before the date established by the Depositary for such purpose, such Holder shall be deemed, and the Depositary shall deem such Holder, to have instructed the Depositary to give a discretionary proxy to a person designated by Hitachi to vote the Deposited Securities (a) unless the Depositary has actual knowledge of any proxy contest as to the action to be taken regarding the items to be resolved at the meeting, (b) unless action is to be taken to authorize a merger, consolidation or amalgamation (except an amalgamation between Hitachi and one or more of its 100% owned Japanese subsidiaries) or on any other matter which may affect substantially the rights or privileges of the holders of such Stock or other Deposited Securities or (c) unless Hitachi advises the Depositary in a timely received writing that it does not wish such discretionary proxy to be given; provided, that, the Depositary shall not have any obligation to give such discretionary proxy to a person designated by Hitachi if Hitachi shall not have delivered to the Depositary the representation letter described in the next paragraph.

Prior to requesting delivery of a discretionary proxy upon the terms set forth in the Deposit Agreement, Hitachi shall deliver to the Depositary a representation letter from Hitachi (duly executed by a senior officer of Hitachi) (i) designating the person to whom any discretionary proxy should be given, (ii) confirming that Hitachi wishes such discretionary proxy to be given, and (iii) certifying that Hitachi has not and shall not request the discretionary proxy to be given as to any matter as to which a proxy contest arises, or which may materially adversely affect the rights of the holders of Stock or other Deposited Securities, or which authorizes a merger, consolidation or amalgamation (other than a merger, consolidation or amalgamation between Hitachi and one or more of its 100% owned Japanese subsidiaries). If at the time of a vote, for any reason the Depositary is unable to obtain the representation letter substantially in the form described above, the Depositary shall not vote the Stock or other Deposited Securities as to which no voting instructions have been received.

Hitachi hereby agrees to take all action which shall at any time be deemed necessary by the Depositary in order to enable the Depositary to vote or cause to be voted the amount of Stock or other Deposited Securities represented by every ADS, the Holder of which shall have furnished instructions to the Depositary as aforesaid, in accordance with the instructions set forth in such request. So long as the Depositary shall act in good faith it shall not be responsible for any failure to carry out any instructions filed with it, or to comply with the provisions of any such notice, or for the manner or effect of any such vote, with or without instructions, or for not exercising any right to vote. Notwithstanding anything contained in the Deposit Agreement or any ADR, the Depositary may, to the extent not prohibited by law, regulations or applicable stock exchange requirements, in lieu of distribution of the materials provided to the Depositary in connection with any meeting of, or solicitation of consents or proxies from, holders of Deposited Securities, distribute to the Holders of ADSs a notice that provides Holders of ADSs with a means to retrieve such materials or receive such materials upon request (i.e., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials).

(16)           Changes Affecting Deposited Securities. Upon any split-up, consolidation or any other reclassification of Deposited Securities, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting Hitachi or to which it is a party, the Depositary may, with the approval of Hitachi, and subject to applicable laws, and in such manner as the Depositary may deem practicable, treat any securities which shall be received by the Depositary in exchange for or in conversion of or in respect of Deposited Securities as new Deposited Securities under the Deposit Agreement so that ADSs then outstanding shall thenceforth represent the new Deposited Securities so received in exchange or on conversion. In any such case the Depositary may in its discretion issue and deliver additional ADSs as in the case of a Stock distribution, or may call for the surrender of outstanding Receipts to be exchanged for new Receipts specifically describing such new Deposited Securities, or take such other action as may be deemed by it appropriate in the circumstances.

(17)           Available Information; Reports; Inspection of Transfer Books. Hitachi publishes information in English required to maintain the exemption from registration under Rule 12g3-2(b) under the Exchange Act on its internet website or through an electronic information delivery system generally available to the public in Hitachi’s primary trading market. As of or prior to the date hereof, Hitachi filed a Form 15F with the Commission to suspend Hitachi’s periodic reporting obligations under the Exchange Act. Reports previously filed by Hitachi with the Commission can be retrieved from the Commission’s internet website at www.sec.gov, and inspected and copied at the public reference facilities maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. If the Form 15F does not become effective, Hitachi will again be subject to the periodic reporting requirements of the Exchange Act and will file reports with the Commission that can be retrieved from the Commission’s internet website, and inspected and copied at the public reference facilities maintained by the Commission. The Depositary will make available for inspection by holders of ADSs at its principal office any reports and communications received from Hitachi which are both (a) received by the Depositary or its nominee or the Custodian or its nominee as the holder of the Deposited Securities, and (b) made generally available to the holders of such Deposited Securities by Hitachi. The Depositary will also send to Holders of ADSs copies of certain other reports and financial statements to the extent provided in the Deposit Agreement when furnished by Hitachi. The Depositary will keep books for the transfer of ADSs which at all reasonable times will be open for inspection by Hitachi and the Holders of ADSs, provided that such inspection by a Holder shall not be for the purpose of communicating with Holders of ADSs in the interest of a business or object other than the business of Hitachi or a matter related to the Deposit Agreement or the ADSs.

(18)           Liability of the Depositary, Hitachi, the Custodian and the Depositary's Agents. Neither the Depositary nor Hitachi nor the Custodian nor any Depositary's Agent assumes any obligation or shall be subject to any liability under the Deposit Agreement to holders of ADSs other than that each of them agrees to use its best judgment and good faith in the performance of such duties as are specifically set forth in the Deposit Agreement. Neither the Depositary nor Hitachi nor the Custodian nor any Depositary's Agent shall be under any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or in respect of the ADSs which in its opinion may involve it in expense or liability unless indemnity satisfactory to it against all expense and liability be furnished as often as may be required. Neither the Depositary nor Hitachi nor the Custodian nor any Depositary's Agent shall be liable for any action or non-action by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting Stock for deposit, any holder of ADSs, or any other person believed by it in good faith to be competent to give such advice or information, or for any translation of any notice, report or other document made by a translator believed by it to be competent. The Depositary or Hitachi or the Custodian or any Depositary's Agent may rely and shall be protected in acting upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties. The Depositary, any Depositary's Agent, any Registrar and the Custodian may own and deal in any class of securities of Hitachi and its affiliates and in ADSs. The Depositary will not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith. Hitachi will indemnify the Depositary, any Depositary's Agent, any Registrar and the Custodian against, and hold each of them harmless from, any liability which may arise out of acts performed or omitted in accordance with the provisions of the Deposit Agreement and of the Receipts, (1) by either the Depositary, any Depositary's Agent, any Registrar or the Custodian except for any liability arising out of the negligence or bad faith or (2) by Hitachi or any of its agents. No disclaimer of liability under the Securities Act of 1933 is intended by any provision hereof or of the Deposit Agreement.

(19)           Resignation and Removal of Depositary; Substitution of Custodian. The Depositary may at any time resign as Depositary hereunder by written notice of its election so to do delivered to Hitachi, such resignation to take effect upon the earlier of (i) the 30th day after delivery thereof to Hitachi (whereupon the Depositary shall be entitled to take the actions contemplated in Section 6.02 of the Deposit Agreement), or (ii) the appointment of a successor depositary and its acceptance of such appointment as hereinafter provided and provided in the Deposit Agreement. The Depositary may at any time be removed by Hitachi upon written notice of such removal delivered to the Depositary, effective upon the later of (i) the 30th day after delivery of such notice thereof to the Depositary (whereupon the Depositary shall be entitled to take actions contemplated in Section 6.02 of the Deposit Agreement), or (ii) upon the appointment of a successor depositary and its acceptance of such appointment as hereinafter provided and provided in the Deposit Agreement. In the event of the resignation or removal of the Depositary and appointment of a successor depositary, Hitachi shall make arrangements satisfactory to the Depositary whereby outstanding Receipts may be exchanged, if applicable, without charge to the holders of the outstanding Receipts, for new Receipts issued by the successor depositary, and if requested by the Depositary, Hitachi shall take such steps as may be reasonably practicable under the circumstances to cause such outstanding Receipts to be so exchanged. In case at any time the Depositary acting under the Deposit Agreement shall resign or be removed, Hitachi shall, use its best efforts to appoint a successor depositary, which shall be a bank or trust company having an office in the Borough of Manhattan, The City of New York. Every successor depositary shall execute and deliver to its predecessor and to Hitachi an instrument in writing accepting its appointment hereunder, and thereupon such successor depositary, without any further act or deed (except as required by law), shall become fully vested with all the rights, powers, duties and obligations of its predecessor (other than as contemplated in Sections 5.08 and 5.09 of the Deposit Agreement). The predecessor depositary, upon payment of all sums due it and on the written request of Hitachi shall execute and deliver an instrument transferring to such successor all rights and powers of such predecessor hereunder, shall duly assign, transfer and deliver all right, title and interest in the Deposited Securities to such successor, and shall deliver to such successor a list of the Holders of all outstanding ADSs. Any such successor depositary shall promptly mail notice of its appointment to the Holders of ADSs. Any corporation into or with which the Depositary may be merged or consolidated shall be the successor Depositary without the execution or filing of any document or any further act.

(20)           Termination of Deposit Agreement. The Depositary shall, if Hitachi so requests, terminate the Deposit Agreement by providing notice of such termination to the record holders of all ADSs then outstanding at least 30 days prior to the date fixed in such notice for such termination. The Depositary may likewise terminate the Deposit Agreement if at any time 30 days shall have expired after the Depositary shall have delivered to Hitachi a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment as provided in the Deposit Agreement. If any ADSs shall remain outstanding after the date of termination, the Depositary thereafter shall discontinue the transfer of ADSs, shall suspend the distribution of dividends to the holders thereof, and shall not give any further notices (other than notice of termination for non-appointment of a successor depositary) or perform any further acts under the Deposit Agreement, except that the Depositary shall continue to collect dividends and other distributions pertaining to Deposited Securities, shall sell rights as provided in the Deposit Agreement and shall continue to deliver Deposited Securities, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for ADSs surrendered to the Depositary. At any time after the date of termination, the Depositary may sell the Deposited Securities then held under the Deposit Agreement and may thereafter hold the net proceeds of any such sale, together with any other cash then held by it under the Deposit Agreement, without liability for interest, for the pro rata benefit of the holders of ADSs which have not theretofore been surrendered. After making such sale, the Depositary shall be discharged from all obligations under the Deposit Agreement, except to account to holders of ADSs for such net proceeds and other cash. Upon the termination of the Deposit Agreement, Hitachi shall be discharged from all obligations thereunder except for its obligations to the Depositary, the Custodian, any Depositary's Agent and the Registrar with respect to indemnification and the Depositary's charges and expenses.

(21)           Depositary's Agents. The Depositary may, with the consent of Hitachi, from time to time appoint Depositary's Agents for the purpose of the Deposit Agreement. The Depositary may vary or terminate the appointment of such Depositary's Agent. The Depositary may from time to time appoint other agents for purposes of the Deposit Agreement.

(22)           Certain Rights of the Depositary; Limitations. Subject to the further terms and provisions of this paragraph (22) and Section 5.13 of the Deposit Agreement, the Depositary, its affiliates and their agents, on their own behalf, may own and deal in any class of securities of Hitachi and its affiliates and in ADSs. In its capacity as Depositary, the Depositary shall not lend Stocks or ADSs; provided, however, that the Depositary may (i) issue ADSs prior to the receipt of Stocks pursuant to Section 2.02 of the Deposit Agreement (each, a “Pre-Release Transaction”) and (ii) deliver Stocks upon the prior receipt and cancellation of ADSs pursuant to Section 2.05 of the Deposit Agreement, including ADSs which were issued under (i) above but for which Stocks may not have been received. The Depositary may receive ADSs in lieu of Stocks under (i) above. Each such Pre-Release Transaction will be (a) subject to a written agreement whereby the person or entity (the “Applicant”) to whom ADSs are to be delivered (w) represents that at the time of the Pre-Release Transaction the Applicant or its customer owns the Stocks that are to be delivered by the Applicant under such Pre-Release Transaction, (x) agrees to indicate the Depositary as owner of such Stocks in its records and to hold such Stocks in trust for the Depositary until such Stocks are delivered to the Depositary or the Custodian, (y) unconditionally guarantees to deliver to the Depositary or the Custodian, as applicable, such Stocks, and (z) agrees to any additional restrictions or requirements that the Depositary deems appropriate, (b) at all times fully collateralized with cash, U.S. government securities or such other collateral as the Depositary deems appropriate, (c) terminable by the Depositary on not more than five (5) business days’ notice and (d) subject to such further indemnities and credit regulations as the Depositary deems appropriate. The Depositary will normally limit the number of ADSs involved in such Pre-Release Transactions at any one time to thirty percent (30%) of the ADSs outstanding (without giving effect to ADSs outstanding under (i) above), provided, however, that the Depositary reserves the right to change or disregard such limit from time to time as it deems appropriate, including (i) due to a decrease in the number of ADSs outstanding that causes the existing Pre-Release Transactions to exceed the limit stated above, or (ii) where otherwise appropriate in light of existing market conditions. The Depositary may also set limits with respect to the number of ADSs and Stocks involved in Pre-Release Transactions with any one person on a case-by-case basis as it deems appropriate. The Depositary may retain for its own account any compensation received by it in conjunction with the foregoing. Collateral provided pursuant to (b) above, but not the earnings thereon, shall be held for the benefit of the holders of ADSs (other than the Applicant).

(23)           Governing Law. This Receipt shall be interpreted and all rights hereunder and provisions hereof shall be governed by the laws of the State of New York. It is understood that notwithstanding any present or future provision of the laws of the State of New York, the rights of holders of Stock, and the duties and obligations of Hitachi in respect of such holders, as such, shall be governed by the laws of Japan.

Dated: . . . . . . . . . . . . . . . . . . . . . . .

CITIBANK, N.A.
Depositary

By . . . . . . . . . . . . . . . . . . . . . . . . . . .
Vice President

Countersigned:

. . . . . . . . . . . . . . . . . . . . .. . . . . . .
       Authorized Signature

The following abbreviations, when used in the inscription on the face of this Receipt, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM—as tenants in common

TEN ENT—as tenants by the entireties

JT TEN—as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT—		Custodian

	(Cust)		(Minor)

under Uniform Gifts to Minors Act
(State)

Additional abbreviations may also be used though not in the above list.

Please Insert Social Security or Other
Identifying Number of Assignee

For VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . the within American Depositary Receipt and all rights and interests represented thereby, and hereby irrevocably constitutes and appoints . .. . . . . . . . . . . . . . . . . . . . . . . . . . attorney, to transfer the same on the books of the within named Depositary, with full power of substitution in the premises.

Dated . . . . . . . . . . . . . . . . . . . . . . . . . . .

Signature . . . . . . . . . . . . . . . . . . . . . .. . . . . .

Signature Guaranteed:

NOTE: The Signature to any endorsement hereon must correspond with the name as written upon the face of the Receipt, in every particular, without alteration or enlargement, or any change whatever.

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